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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Pebblebrook Hotel Trust:

        We consent to the use of our reports dated February 23, 2017, with respect to the consolidated balance sheets of Pebblebrook Hotel Trust as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2016, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, VA
March 1, 2017

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm